Exhibit 21.1


  Jack Henry and Associates, Inc. Subsidiaries

  Jack Henry & Associates, Inc.
  Jack Henry Services, L.P.
  Jack Henry Systems, L.P.
  Jack Henry Software/Commlink, L.P.
  Symitar Systems, Inc.
  System Legacy Solutions, Inc.
  Check Collect, Inc.
  Select Payment Processing, Inc.
  E-ClassicSystems, Inc.
  Banc Insurance Services, Inc.
  Banc Insurance Agency, Inc.
  Jack Henry ACH, LP
  Jack Henry, L.L.C.
  Verinex Technologies, Inc.
  Optinfo, Inc.
  TWS Systems, Inc.
  JHA Synergy, Inc.
  RPM Intelligence, LLC
  Tangent Analytics, LLC
  Profitstar, Inc.
  Jack Henry International, Ltd.